Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-174039 and 333-240127) on Form S-8 and registration statement (No.333-249945) on Form S-3 of our reports dated May 29, 2024, with respect to the consolidated financial statements of Thermon Group Holdings, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Austin, Texas
May 29, 2024